Exhibit 3(i)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ING INSURANCE COMPANY OF AMERICA

(Restated as of April 1, 2005)

The restated Articles of Incorporation supercedes and takes the place of the existing Articles of Incorporation and all amendments to it.

ARTICLE I

NAME AND PLACE OF BUSINESS

The name of the company shall be ING INSURANCE COMPANY OF AMERICA. The principal place of business of the company shall be 2202 North Westshore Boulevard, Tampa, Hillsborough County, Florida 33607. The company may establish and maintain the principal place of business at such other place within the State of Florida and may establish such other offices within or outside of Florida as may be determined by the Board of Directors from time to time.

ARTICLE II

NATURE OF BUSINESS

The purposes of the company shall be to engage in every aspect of life, annuity, and health insurance and reinsurance and such other business as may be permitted for such an insurance company under applicable law.

ARTICLE III

CAPITAL STOCK

The company shall be authorized to issue not more than Thirty-Five Thousand (35,000) shares of common stock having a par value of One Hundred Dollars ($100) per share. The company shall not begin transacting insurance until it achieves capital and surplus equal to or exceeding the amount of capital and surplus required under applicable law.

ARTICLE IV

STATUTORY AGENT AND OFFICE

The company hereby appoints the Florida Insurance Commissioner and Chief Financial Officer as its attorney in fact to receive service of legal process issued against it in any civil action or proceeding in this state, and such appointment shall remain in effect for so long as is required by applicable law, specifically including section 624.422, Florida Statutes, or any successor thereto.

ARTICLE V

TERM OF EXISTENCE

The company shall have perpetual existence, unless sooner dissolved as provided for by the laws of the State of Florida.

ARTICLE VI

DIRECTORS

The company shall have five (5) or more directors, the exact number of which shall be determined from time to time in accordance with the company’s bylaws. The names and addresses of the Board of Directors of the company, as of the adoption of the amended and restated Articles of Incorporation are as follows:

Thomas J. McInerney, Chairman	Catherine H. Smith
5780 Powers Ferry Road NW	151 Farmington Avenue
Atlanta, GA 30327	Hartford, CT 06156

Jacques de Vaucleroy	David A. Wheat
5780 Powers Ferry Road NW	5780 Powers Ferry Road NW
Atlanta, GA 30327	Atlanta, GA 30327

Kathleen A. Murphy
151 Farmington Avenue
Hartford, CT 06156

In addition to the powers and authorities herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the company, subject to the provisions of the laws of the State of Florida, these Articles of Incorporation, and the bylaws of the company; provided, however, that no bylaw hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

ARTICLE VII

TRANSACTIONS IN WHICH DIRECTORS

OR OFFICERS ARE INTERESTED

No contract or other transaction between the company and one or more of its directors or officers, or between the company and any other corporation, firm, or entity in which one or more of the company’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because such director or directors are present at or participate in the meetings of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because his or their votes are counted for such purpose, if:

1.             The fact of such relationship or interest is disclosed or known to the Board of Directors or the committee which authorizes, approves, or ratifies the contract or transaction by a vote or written consent sufficient for the purpose without counting the votes or consents of such interested director or directors; or

2.             The fact of such relationship or interest is disclosed or known to the shareholders of the company entitled to vote thereon, and they authorize, approve, or ratify such contract or transaction; or

3.             The contract or transaction is fair and reasonable as to the company at the time it is authorized by the Board of Directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof which authorizes, approves, or ratifies such contract or transaction, and shares held by them may be counted in determining the presence of a quorum at a meeting of shareholders at which action is taken pursuant to this Article.

ARTICLE VIII

DIRECTOR LIABILITY

The personal liability of any director of the company to the company or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount that is equal to the compensation received by the director for serving the company during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the director; (ii) enable the director or an associate (defined as any corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock; any trust or other estate in which such person has at least a ten percent beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and any relative or spouse of such persons, or any relative of such spouse, who has the same home as such person) to receive an improper personal gain; (iii) show a lack of good faith and a conscious disregard for the duty of the director to the company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the company; (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the company; or (v) create liability under Section 607.0834, Florida Statutes. Any repeal or modification of this Section shall not adversely affect any right or protection of a director of the company existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

The company shall have the power to indemnify, and may insure, its directors and officers to the fullest extent permitted by applicable Florida law.

ARTICLE IX

AMENDMENTS

The company reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, subject to applicable laws of the State of Florida, and all rights conferred upon shareholders are granted subject to this reservation.

These amended and restated Articles of Incorporation were duly adopted by the Board of Directors of the Company on the 15th day of March, 2005.

/s/ Paula Cludray-Engelke, Secretary
Paula Cludray-Engelke, Secretary